THE CNL FUNDS
PLAN OF RECAPITALIZATION
This PLAN OF RECAPITALIZATION (the 'Plan') is dated as of the 22nd day of December, 2008, and has been adopted by the Board of Trustees of The CNL Funds, a Delaware statutory trust created under the laws of the State of Delaware (the 'Trust'), to provide for the recapitalization of the CNL Global Real Estate Fund (the 'Fund') as described herein.

1.	Definition of Terms.
For purposes of this Plan of Recapitalization, the following terms used herein shall have the following meanings:
(a)	'CDSC' shall mean the contingent deferred sales charge
applicable to Class C Shares, pursuant to the terms of the Prospectus.
(b)	'Charter' shall mean the Agreement and Declaration of Trust
dated February 15, 2007, as amended and supplemented to date.
(c)	'Class A Shares' shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust's Board of Trustees as the Class A Shares.
(d)	'Class C Shares' shall mean the shares of beneficial interest of the Fund that have been established and designated by the Trust's Board of Trustees, as the Class C Shares.
(e)	'Fund' shall mean the shares of beneficial interest of the
Trust which have been designated in its Charter as the CNL Global Real Estate Fund, having a par value of $0.001 per share.
(f)	'Initial Sales Charge' shall mean the initial sales charge
assessed on purchases of Class A shares, pursuant to the terms of the
Prospectus.
(g)	'Prospectus' shall mean the Class A and Class C prospectus of the Fund.
(h)	'Recapitalization' shall mean the proposed recapitalization of the Fund set forth in this Plan of Recapitalization.
(i)	'Sales Charge' shall mean the Initial Sales Charge or CDSC
assessed on purchases of Class A Shares and Class C Shares, pursuant to the terms of the Prospectus.
(j)	'Trust' shall mean The CNL Funds, a Delaware statutory trust.


2.	Purpose.
The purpose of the Recapitalization, as described herein, is to eliminate the current issued and outstanding Class C Shares of the Fund and cease to presently offer Class C Shares by converting all existing Class C Shares into Class A Shares of the Fund.
3.	Present Capitalization.
The Fund has an unlimited number of shares classified and allocated to Class A Shares and Class C Shares. The rights and privileges of the Class A Shares and Class C Shares are equal in all respects except that (i) each class separately bears any distribution and shareholder servicing fees ('Rule 12b-1 fees') in connection with a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a 'Rule 12b-1 Plan'); (ii) shareholders of each of Class A Shares and Class C Shares will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class; and (iii) dividends paid on the Class C Shares reflect a reduction for payment of 12b-1 fees under the 12b-1 Plan of the Class C Shares and dividends paid on the Class A Shares reflect a reduction for payment of 12b-1 fees under the 12b-1 Plan of the Class A Shares.
4.	Proposed Capitalization.
Pursuant to a resolution adopted by the Trust's Board of Trustees all issued shares previously designated as Class C Shares will be converted into Class A Shares of the Fund.
5.	Conditions to Implementation.
	The implementation of the Recapitalization is subject to this Plan having been approved by the Board of Trustees of the Trust, including a majority of the Trustees who are not 'interested' as defined in Section 2(a)(19) of the Investment Company Act of 1940 via a consent signed by such Trustees, all in accordance with the Charter and the laws of the State of Delaware.
The Trustees of the Trust, in their discretion at any time prior to the Effective Time (as hereinafter defined), may determine to abandon the Recapitalization if, in the opinion of the Trustees, it is not in the best interests of the Fund and its shareholders to implement the Recapitalization.
6.	Effective Time.
The Recapitalization will be effective, subject to the satisfaction of the conditions set forth in Section 5 hereof, at 5:00 p.m., Eastern time, on December 30, 2008 or such later time as the officers of the Trust shall determine (the 'Effective Time').
7.	Conversion of Shares.
At the Effective Time, the manner and basis of converting the shares of the Class C Shares of the Fund into Class A Shares of the Fund, shall be as follows: by virtue of the Board's adoption of this Plan and without any action on the part of the Fund or the holder of such shares, the Class C Shares issued and outstanding immediately prior to the Effective Time (the 'Outstanding Class C Shares') shall be converted into, and shall become issued and outstanding Class A Shares on the basis that each holder of Outstanding Class C Shares shall become the holder of record at the Effective Time of the number of Class A Shares that shall equal in value the net asset value attributable to such holder's Outstanding Class C Shares immediately prior to the Effective Time. The net asset value of Class A Shares received in exchange for Outstanding Class C Shares shall be the same as the net asset value of the shares so exchanged. Any applicable short term redemption/exchange fees or CDSC charge attributable to Class C shares or Initial Sales Charge attributable to Class A shares will be waived for shares exchanged or acquired in connection with the conversion of shares described in this Plan.
8.	Additional Action for Implementation.
The proper officers and counsel to the Trust, in addition to taking the action set forth in this Plan, shall:
(a)	carry out the execution of the appropriate accounting entries to reflect the Recapitalization on the books of the Fund after the Effective Time; and
(b)	take such other action as such officers and counsel shall
deem necessary or appropriate to effectuate this Plan and the Recapitalization.


	The CNL Funds



	By:_/s/ J. Grayson Sanders_____
	J. Grayson Sanders
	President